SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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PACCAR INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on April 27, 2004.

      The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Items 1, 2 and 3 and AGAINST Items 4 and 5.

      Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

Mark C. Pigott
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Stockholders

       The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 27, 2004, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.	To elect three directors to serve three-year terms ending in 2007.

2.	To amend the Certificate of Incorporation to increase the authorized common shares from 200 million to 400 million.

3.	To approve amendments to the Restricted Stock and Deferred Compensation Plan for Non- Employee Directors to increase the number of shares reserved for award from 112,500 to 487,500 and to increase the annual award from $10,000 of restricted stock to $60,000 of restricted stock.

4.	To vote on a stockholder proposal regarding the Company’s shareholder rights plan.

5.	To vote on a stockholder proposal regarding performance-based restricted stock grants to executives.

6.	To transact such other business as may properly come before the meeting.

      Stockholders entitled to vote at this meeting are those of record as of the close of business on March 1, 2004.

      IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

      Directions to the Meydenbauer Center can be found on the back cover of the attached Proxy Statement.

By order of the Board of Directors

J. M. D’Amato
Secretary

Bellevue, Washington

March 15, 2004

PROXY STATEMENT

      The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders on April 27, 2004, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The proxy statement and proxy form were first sent to stockholders on or about March 15, 2004.

GENERAL INFORMATION

Voting Rights

      Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, March 1, 2004. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on March 1, 2004, the Company had 175,413,375 shares of common stock outstanding and entitled to vote.

      Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone, or the Internet.

Voting by Proxy

      Mark C. Pigott and Gerald Grinstein are designated proxy holders to vote shares on behalf of stockholders at the 2004 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

      The Trustee for the PACCAR Inc Savings Investment Plan (the SIP Plan) votes shares held in the SIP Plan according to each member’s instructions on the proxy form. If the proxy form is not returned or is returned without voting instructions, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided for in the SIP Plan.

Proxy Voting Procedures

      The proxy form allows registered stockholders to vote in one of three ways:

      Mail. Stockholders may complete, sign, date, and return the proxy form in the pre-addressed, postage-paid envelope provided.

      Telephone. Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

      Internet. Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

      Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or Internet should not return the proxy form.

      Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

      Revoking Proxy Voting Instructions. A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Delivery of Annual Meeting Materials

      PACCAR’s 2003 annual report and the 2004 proxy statement are available on PACCAR’s website at www.paccar.com/corp/finance.asp. Registered stockholders who previously elected to receive these documents electronically and now wish to receive paper copies of the annual report and proxy statement may contact the Company’s transfer agent, Wells Fargo Shareowner Services, at 1.800.468.9716 or visit www.econsent.com/pcar/. Stockholders who hold PACCAR stock in street name must contact their bank or broker to change their election and receive paper copies of the annual report and proxy statement.

      Registered stockholders can receive future proxy statements and annual reports in electronic format, instead of receiving paper documents, by registering at www.econsent.com/pcar/. Stockholders who hold PACCAR stock in street name may inquire of their bank or broker about the availability of electronic receipt of future annual meeting materials.

      Stockholders who choose electronic receipt of annual meeting materials will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

      Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

      Some street name stockholders elected to receive one copy of the 2003 Annual Report and 2004 Proxy Statement at a shared address prior to the 2004 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520, P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

      The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.

     Item 1: Election of Directors

      Directors are elected by a plurality of the votes cast for the election of directors. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed but returned unmarked will be voted FOR the nominees for Class III Director.

      If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

     Item 2: Amendment of the Certificate of Incorporation

      The affirmative vote of two-thirds (2/3) of the shares outstanding is required for the adoption of an amendment of the Certificate of Incorporation to increase the number of authorized common shares. If the

“abstain” box on the proxy is checked, it will count as a vote against the proposal. Proxies that are signed and returned unmarked will be voted FOR the proposal. Brokers who hold shares in accounts for their clients and are not given instructions on how to vote on this proposal do not have discretion to vote and should return the proxy unmarked on Item 2 (a “broker nonvote”). Broker nonvotes will count as a vote against the proposal.

     Item 3: Amendments to the Restricted Stock and Deferred Compensation Plan

      To be approved, the Plan amendments must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against Item 3. Broker nonvotes do not affect the voting calculations. Proxies that are signed and returned unmarked will be voted FOR Item 3.

     Items 4 and 5: Stockholder Proposals

      To be approved, each item must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against each item. Broker nonvotes do not affect the voting calculations. Proxies that are signed and returned unmarked will be voted AGAINST Items 4 and 5.

Expenses of Solicitation

      Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any facsimile, telephone, or personal solicitation by directors, officers, and employees of the Company, which will be made without additional compensation. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation.

STOCK OWNERSHIP

      The following persons are known to the Company to be the beneficial owners of more than five percent of the Company’s common stock as of December 31, 2003 (amounts shown are rounded to whole share amounts):

Name and Address of	Shares	Percent
Beneficial Owner	Beneficially Owned(a)	of Class

Bank of America, N.A.	8,855,254(b)	5.1
100 N. Tryon Street Charlotte, North Carolina 28255

      The following list shows the shares of common stock beneficially owned by (a) each director, (b) the Chief Executive Officer and the other four most highly compensated executive officers (collectively the “Named Officers”) and (c) by all directors and executive officers as a group as of December 31, 2003 (amounts shown are rounded to whole share amounts):

	Shares		Percent
Name	Beneficially Owned(a)		of Class

John M. Fluke, Jr.	6,937	(c)	*
Gerald Grinstein	10,836	(c)	*
David J. Hovind	161,817	(d)(h)	*
David K. Newbigging	1,836	(c)	*
Nicholas P. Panza	39,365	(d)	*
James C. Pigott	8,331,571	(c)(e)	4.8
Mark C. Pigott	2,547,402	(f)(g)	1.5
Thomas E. Plimpton	70,856	(d)	*
William G. Reed, Jr.	297,432	(c)(f)	*
Harry C. Stonecipher	20,069	(c)	*
Michael A. Tembreull	263,480	(d)	*
Harold A. Wagner	15,166	(c)	*
Total of all directors and executive officers as a group (15 individuals)	11,875,126		6.8

*	Does not exceed one percent.

(a)	Numbers reflect the Company’s 50% stock dividend paid to stockholders on February 5, 2004. At the close of business on December 31, 2003, the Company had 116,743,307 shares of common stock outstanding (175,114,360 adjusted). The value of any resulting fractional share was paid in cash.

(b)	Of the 8,855,254 shares, Bank of America, N.A. and/or its 4 affiliates jointly reported that they have sole voting power over 8,189,794 shares, shared voting power over 321,180 shares, sole investment power as to 8,224,887 shares, and shared investment power as to 597,355 shares.

(c)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred cash accrued as stock units as follows: H. C. Stonecipher (7,979) and H. A. Wagner (8,830).

(d)	Includes shares allocated in the Company’s SIP Plan for which the participant has sole voting power over all shares and investment power as follows: D. J. Hovind (24,842 total/7,892 investment), N. P. Panza (17,818 total/2,693 investment), T. E. Plimpton (15,948 total/1,914 investment), and M. A. Tembreull (32,820 total/9,001 investment). Includes deferred cash awards accrued as stock units under the Deferred Incentive Compensation (DIC) and the Long Term Incentive (LTI) Plans as follows: D. J. Hovind (28,110), T. E. Plimpton (1,498), and M. A. Tembreull (49,515). Also includes options to purchase shares exercisable within sixty (60) days of December 31, 2003, as follows: D. J. Hovind (86,449), N. P. Panza (19,365), T. E. Plimpton (53,410), and M. A. Tembreull (160,122).

(e)	Includes 3,245,691 shares held by a charitable trust of which he is a co-trustee and shares voting and investment power.

(f)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(g)	Includes 23,049 shares allocated in the Company’s SIP Plan for which he has sole voting power over all shares and investment power over 4,454; deferred cash awards accrued as 43,750 stock units under the LTI and DIC Plans, and 581,730 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 839,627 shares exercisable within sixty (60) days of December 31, 2003.

(h)	David J. Hovind retired as an officer of the Company effective January 11, 2004, and as a director effective December 31, 2003.

ITEM 1: ELECTION OF DIRECTORS

      Three Class III Directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class III Directors for a term expiring at the Annual Meeting of Stockholders in 2007. All of the nominees are currently serving as Directors of the Company.

BOARD NOMINEES FOR CLASS III DIRECTORS

(TERMS EXPIRE AT THE 2007 ANNUAL MEETING)

      DAVID K. NEWBIGGING, OBE, age 70, is chairman of Friends Provident plc, a life assurance and asset management company based in the United Kingdom. He has held that position since 2001, having been chairman of Friends Provident Life Office from 1998 to 2001 and a director from 1993. He is also chairman of Faupel Plc, Talbot Holdings, Ltd, and deputy chairman of Benchmark Group Plc, all United Kingdom based companies. From 1995 to 1998 he served as chairman of Equitas Holdings Limited, the parent company of a group of reinsurance companies based in the United Kingdom. He is a director of Merrill Lynch & Co Inc. He has served as a director of the Company since 1999.

      HARRY C. STONECIPHER, age 67, is president and chief executive officer of The Boeing Company, a manufacturer of aerospace equipment, commercial and military aircraft, and provider of related services, as of December 1, 2003. He served as Boeing’s vice chairman from May 2001 to May 2002 and its president and chief operating officer from August 1997 to May 2001. He was president and chief executive officer of McDonnell Douglas Corporation from 1994 until its merger with Boeing in 1997. He was chairman, president and chief executive officer of Sundstrand Corporation from 1991 to 1994. He is a director of The Boeing Company. He has served as a director of the Company since 2001.

      HAROLD A. WAGNER, age 68, is non-executive chairman of Agere Systems Inc., a provider of communications components. He has served in that position since 2001. He served as chairman and chief executive officer of Air Products and Chemicals, Inc., a supplier of industrial gases, related equipment and chemicals, from 1992 to 2000, and as its chairman, chief executive officer and president from 1992 to 1998. He is a director of Agere Systems, Inc., CIGNA Corporation, Maersk Inc., and United Technologies Corporation. Mr. Wagner also serves on the Business Advisory Council of A. P. Moller, Inc. He has served as a director of the Company since 1999.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2005 ANNUAL MEETING)

      JOHN M. FLUKE, JR., age 61, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is a director of Cell Therapeutics Inc. and American Seafoods Group, LLC. He has served as a director of the Company since 1984.

      GERALD GRINSTEIN, age 71, is chief executive officer of Delta Air Lines Inc., a global commercial passenger airline, effective January 1, 2004. He retired as non-executive chairman of Agilent Technologies, Inc., a manufacturer of test and measurement instruments, in November 2002 after serving in that position since August 1999. He is also a principal of Madrona Investment Group, L.L.C., a private investment company, and a strategic advisor to the Seattle-based Madrona Venture Fund. Mr. Grinstein served as non-executive chairman of Delta Air Lines, Inc. from August 1997 to October 1999. He served as chairman of Burlington Northern Santa Fe Corp., a railroad transportation company, until his retirement in 1995. He was chairman and chief executive officer of Burlington Northern Inc. from 1991 to 1995. He is a director of Delta Air Lines, Inc., The Brink’s Company, and Vans, Inc. He has served as a director of the Company since 1997.

      MICHAEL A. TEMBREULL, age 57, is Vice Chairman of the Company and has held that position since January 1995. He was Executive Vice President from January 1992 to January 1995 and Senior Vice President from September 1990 to January 1992. He has served as a director of the Company since 1994.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2006 ANNUAL MEETING)

      JAMES C. PIGOTT, age 67, is president of Pigott Enterprises, Inc., a private investment company, and has held that position since 1983. He was chairman and chief executive officer of Management Reports and Services, Inc., a provider of business services, from 1986 until December 1999. He is the uncle of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 1972.

      MARK C. PIGOTT, age 50, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. He was a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993 and Vice President from October 1988 to December 1989. He is the nephew of James C. Pigott, a director of the Company. He has served as a director of the Company since 1994.

      WILLIAM G. REED, JR., age 65, was chairman of Simpson Investment Company, a forest products holding company and the parent of Simpson Timber Company, from 1971 through June 1996. He served as chairman of the board of Safeco Corporation from January 2001 through December 2002 and currently serves as lead independent director. He is a director of Microsoft Corporation, Safeco Corporation, Simpson Resource Company, The Seattle Times, and Washington Mutual, Inc. He has served as a director of the Company since 1998.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

      The Board of Directors has determined that the following persons are independent directors as defined by NASDAQ Rule 4200: John M. Fluke, Jr., Gerald Grinstein, David K. Newbigging, James C. Pigott, William G. Reed, Jr., Harry C. Stonecipher, and Harold A. Wagner.

      Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009 or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process, and acknowledge receipt of all written communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the audit committee chairman. Concerns regarding other matters will be directed to the individual director or committee named. If no identification is made, the matter will be directed to the executive committee of the Board.

      The Board of Directors met four times during 2003, and each member attended at least 75% of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All PACCAR directors are expected to attend each annual stockholder meeting. All directors attended the 2003 annual stockholder meeting. The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Audit	Compensation	Executive	Nominating
Committee	Committee	Committee	Committee

W. G. Reed, Jr.	G. Grinstein	M. C. Pigott	J. C. Pigott
J. M. Fluke, Jr.	J. M. Fluke, Jr.	J. C. Pigott	G. Grinstein
H. C. Stonecipher	D. K. Newbigging	W. G. Reed, Jr.	D. K. Newbigging
H. A. Wagner

      The Audit Committee selects and evaluates the independent auditors and approves all services they provide; it reviews reports of independent auditors, internal auditors, and the annual financial statements; and monitors the effectiveness of the audit process, financial reporting, and the corporate compliance programs. The Committee met three times in 2003.

      The Compensation Committee reviews and approves salaries and other compensation matters for executive officers. It administers the Long Term Incentive Plan (LTI Plan), the Senior Executive Yearly Incentive Compensation Plan (SEI Plan), and the Deferred Incentive Compensation Plan (DIC Plan). The Committee met five times in 2003.

      The Executive Committee acts on routine Board matters when the Board is not in session. The Committee did not meet or take action in 2003.

      The Nominating Committee selects candidates for election to the Board of Directors and considers nominees recommended by stockholders. All director nominees must be approved by a majority of the Board’s independent directors. The Committee met four times in 2003.

COMPENSATION OF DIRECTORS

      In 2003, each director who was not an employee was entitled to an annual retainer of $60,000, of which $50,000 is paid in cash and $10,000 is paid in restricted stock under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (RSDC Plan). The Company also paid non-employee directors a fee of $7,500 for each Board meeting attended and $5,000 for each committee meeting attended, unless the meeting was held by telephone. A single meeting attendance fee was paid when a board and committee meeting were held on the same day. Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan.

ITEM 2:	PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES

      It is recommended that the stockholders adopt an amendment to the Fourth Article of the Certificate of Incorporation to increase the authorized number of shares of common stock of the Company from 200 million (200,000,000) to 400 million (400,000,000). The par value of the common stock of the company will remain at $1 per share and the authorized number and par value of shares of preferred stock will not change. The proposed amendment and the language currently in effect are set forth as Appendices A and B, respectively, to this proxy statement. As in the past, each share of common stock will be entitled to one vote and no holder of common stock will have any preemptive rights.

      The authorized capital stock of the Company consists of 200 million shares of common stock and one million shares of preferred stock. On February 5, 2004, the Company paid a 50% stock dividend to stockholders. As a result, the Company had issued and outstanding 175,413,375 shares of common stock on March 1, 2004. No preferred stock is outstanding (see chart below).

Authorized Capital Stock

Currently Authorized	Par Value	After Amendment	Par Value

Preferred 1,000,000	No par	1,000,000	No par
Common 200,000,000	$1 per share	400,000,000	$1 per share

      Management believes it is desirable to increase the number of authorized common shares. This action will provide the Company with flexibility in the future by assuring availability of sufficient authorized but unissued common stock for possible acquisitions, stock splits, stock dividends, financing requirements and other corporate purposes without the necessity of further stockholder action.

      It is possible that the issuance of additional common stock may result in some dilution of the voting rights of existing stockholders as the shares become more widely distributed. It could make an unsolicited acquisition more difficult. The Certificate of Incorporation presently contains the following provisions previously approved by stockholders which may discourage unsolicited takeover attempts: (1) affirmative vote of two-thirds of the outstanding shares entitled to vote is required to approve a merger, consolidation, dissolution or sale of substantially all the Company’s assets or to change the Bylaws or the Certificate of Incorporation; (2) a person who acquires 20% of the Company’s outstanding common stock must purchase the remaining shares in any subsequent merger or other business combination at the highest price paid for any of the initial shares acquired; (3) the Board of Directors is divided into three equal classes, each class being elected annually for a three-year term; (4) directors may be removed only with the approval of two-thirds vote of outstanding common shares entitled to vote; and (5) stockholder action may be taken only during a duly called meeting of stockholders.

      Further, the Company’s Bylaws provide that a special stockholders’ meeting may be called by a majority of the Board of Directors. The Bylaws also require stockholders to give timely notice prior to an annual meeting of any matter they wish to present or nomination they wish to make for election to the Board.

      In December 1998, the Board of Directors approved a Rights Agreement designed to protect the Company against abusive takeover attempts. A dividend of one preferred share purchase right (the “Rights”) was declared on each outstanding share of common stock. The Rights become exercisable when a person or group (an “Acquiring Person”) publicly announces its intention to acquire or acquires 15% or more of the Company’s common stock. After such an announcement, each Right entitles the holder to purchase for $200.00 a fractional share of Company preferred stock designed to have a market value equal to the market value of a common share. If an Acquiring Person acquires 15% or more of the common stock, a holder of a Right (other than the Acquiring Person) will then be entitled to receive, upon exercise of the Right, shares of PACCAR common stock having a market value of two times the exercise price of $200.00. In the event the Company is acquired in a merger, each holder of a Right will be entitled to receive upon exercise of the Right shares of common stock of the Acquiring Company having a market value of two times the exercise price. At any time after an Acquiring Person acquires more than 15% but less than 50% of the Company’s common stock, the Board of Directors may exchange the Rights, in whole or in part, at a ratio of one common share per Right.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

ITEM 3:	PROPOSAL TO APPROVE AMENDMENTS TO THE PACCAR Inc. RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

      The Company recommends to the stockholders the approval of the amended and restated PACCAR Inc Restricted Stock and Deferred Compensation Plan (RSDC Plan) for Non-Employee Directors. The Plan was first approved by the stockholders in 2000.

      Description of the Amendments. The purpose of the amendments is to increase the shares available under the plan from 112,500 to 487,500 (as adjusted for intervening stock dividends) and to increase the dollar amount used to determine the annual restricted stock award from $10,000 to $60,000 effective January 1, 2004. If the amendments are not approved, the RSDC Plan will continue in effect pursuant to its prior terms.

      Stock Available for Grants. As of December 31, 2003, 84,099 shares are available for issuance under the Plan (as adjusted for the February 5, 2004 stock dividend). The Plan reserves shares of PACCAR common stock for benefits under this Plan, which shall be authorized but unissued shares of stock or treasury shares. The Board of Directors may adjust the number of shares granted to prevent dilution in the event of a stock split, a stock dividend, or other event that increases or decreases the number or value of issued and outstanding shares.

      Summary of Benefits. Under the Plan, each non-employee director receives a grant of restricted stock annually in addition to the cash compensation discussed above. There are currently seven non-employee directors. Effective January 1, 2004, the number of shares granted will be determined by dividing sixty thousand dollars ($60,000) by the fair market value of PACCAR Inc common stock on the grant date. The grant date is the first business day of each calendar year. Plan participants have all the rights of a stockholder with respect to the restricted shares from the date of the grant, including the right to vote the shares and to receive cash dividends on those shares. Each grant is evidenced by a written Restricted Stock Grant Agreement.

      The restricted shares cannot be sold or otherwise transferred for three years from the grant date. Shares that have not been held for the three-year holding period at the time the director terminates service with the company are forfeited unless termination is due to mandatory retirement, disability, or death. In those circumstances restricted shares are not forfeited and immediately become unrestricted.

      The Plan also allows non-employee directors to defer their cash compensation into an income account with interest at a variable rate or into a stock unit account representing the value of an equal number of shares of PACCAR stock. Stock units are credited with dividend equivalents in the same amount as dividends paid on PACCAR shares. Upon retirement or termination from the Board the stock unit account will be paid out in shares of PACCAR stock. The director may elect to receive payment from the income account in a lump sum or in installments over a period of up to 15 years.

      New Plan Benefits. The following table sets forth the dollar amount of the Plan benefits in each fiscal year. If the Plan amendments are approved, each non-employee director, including each nominee for election as a director, will receive 1,073 shares of PACCAR stock in 2004 determined according to the Plan formula.

Name and Position	Dollar Value

Non-Executive Director Group(7)	$420,000

      Plan Administration. The Plan is administered by the Executive Committee of the Board of Directors. The Committee has sole discretion to make all determinations necessary for Plan administration. Its decisions are binding.

      Amendment or Termination. The Board of Directors or the Executive Committee may amend or terminate the Plan at any time. Approval by the Company’s stockholders shall be obtained only if required by law.

      Change in Control. In the event of a change in control all restricted stock will become unrestricted. Deferred accounts will be payable within 30 days from the date the change in control occurs.

      Federal Tax Consequences. Grants of restricted stock are taxable to the non-employee director as ordinary income in the year the grant becomes unrestricted unless the director elects to be taxed in the year the stock is granted under IRS Section 83(b). Deferred compensation accounts are taxable as ordinary income in the year received. The Company is entitled to receive a corresponding deduction for the year that monies are included in the non-employee director’s taxable income.

      Effective Date and Duration. The Plan amendments are effective January 1, 2004 upon approval by the Company’s stockholders and shall remain in effect until terminated.

      The text of the amended Plan is set forth in Appendix C to this proxy statement. The foregoing summary of its principal features does not purport to be complete and is subject to and qualified in its entirety by Appendix C.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

EQUITY COMPENSATION PLAN INFORMATION(1)

	(a)	(b)	(c)

Number of
	Securities to be		Number of Securities
	Issued Upon	Weighted-Average	Remaining Available for Future
	Exercise of	Exercise Price of	Issuance Under Equity
	Outstanding	Outstanding	Compensation Plans (Excluding
	Options, Warrants,	Options, Warrants,	Securities Reflected in
Plan Category	and Rights(2)	and Rights	Column(a)(3))

Equity compensation plans approved by security holders	4,123,101	$24.56	9,693,771
Equity compensation plans not approved by security holders	None	None	None
Total	4,123,101	$24.56	9,693,771

(1)	The number of securities reported and the exercise price reflect the fifty percent (50%) stock dividend of the Company’s common stock paid to stockholders on February 5, 2004. The value of any resulting fractional share was paid in cash.

(2)	The number of securities reported includes the PACCAR Inc Long Term Incentive Plan (LTI Plan) and the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (RSDC Plan). Included in this total are 233,010 shares which represent deferred cash awards payable in stock. The weighted-average exercise price does not include the deferred stock account balances referenced above.

(3)	The number of securities remaining is comprised of shares authorized under the following two plans: (a) 9,609,672 shares under the LTI Plan, which provides for annual awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options (ISO) or nonstatutory stock options (NSO)), stock appreciation rights or cash, as well as deferred cash awards payable in stock and (b) 84,099 shares under the RSDC Plan that provides for annual grants of restricted stock, as well as deferred cash awards payable in stock.

COMPENSATION OF EXECUTIVE OFFICERS

      The Named Officers received the following compensation for each of the last three fiscal years ended December 31, 2003.

Summary Compensation

				Long Term Compensation

				Awards	Payouts

				Securities
	Annual Compensation(a)			Underlying	Long Term
				Options/SARS	Incentive	All Other
Name and Principal Position	Year	Salary	Bonus(b)	(Shares)(c)	Payouts(d)	Compensation(e)

M. C. Pigott	2003	$1,100,000	$1,056,000	110,412	$1,068,750	$10,489
Chairman & Chief	2002	1,100,000	1,056,000	126,544	1,068,750	10,691
Executive Officer	2001	1,100,000	1,056,000	152,151	688,500	9,371

D. J. Hovind	2003	790,000	632,000	66,079	656,250	27,503
Vice Chairman	2002	758,308	608,000	71,901	609,376	28,864
	2001	750,000	600,000	86,449	438,750	25,177

M. A. Tembreull	2003	795,000	636,000	66,498	656,250	15,234
Vice Chairman	2002	759,346	609,000	71,901	609,376	19,361
	2001	750,000	600,000	86,449	438,750	14,485

T. E. Plimpton	2003	596,538	456,000	45,168	312,188	15,842
President	2002	525,000	378,000	40,263	296,156	14,995
	2001	500,962	287,393	46,107	187,313	11,960

N. P. Panza	2003	342,654	181,973	14,989	71,269	10,000
Senior Vice President	2002	320,000	180,000	17,178	62,795	10,000
	2001	309,231	134,850	19,365	76,388	8,500

(a)	The aggregate amount of the perquisites and other personal benefits was less than the required reporting threshold (the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Officer).

(b)	Bonuses earned in 2003 are determined and paid in 2004.

(c)	The number of securities reported reflects the Company’s 50% stock dividend paid to stockholders on February 5, 2004. Pursuant to the terms of the Company’s LTI Plan, the number of shares and the exercise price have been adjusted to reflect the stock dividend. The value of any resulting fractional share was paid in cash.

(d)	Represents cash awards paid, or payable but deferred at the executive’s election during 2001, 2002, and 2003, that were earned during the 1998-2000 performance cycle, the 1999-2001 performance cycle, and the 2000-2002 performance cycle, respectively.

(e)	2003 amounts represent: (i) the company matching contributions to the SIP Plan of $10,000 and (ii) interest on deferred bonus payments and payments under the LTI Plan in excess of 120% of the applicable federal long-term rate prescribed under section 1274(d) of the Internal Revenue Code as follows: M. C. Pigott; $489; D. J. Hovind; $17,503; M. A. Tembreull; $5,234; T. E. Plimpton; $5,842; N. P. Panza; $0.

2003 OPTION GRANTS

      Stock options granted in 2003 pursuant to the LTI Plan to the Named Officers are as follows:

	Individual Grants

	Number of
	Securities	Percent of Total
	Underlying	Options Granted to			Grant Date
	Options	Employees in	Exercise or	Expiration	Present
Name	Granted(a)(b)	Fiscal Year	Base Price	Date	Value(c)

M. C. Pigott	110,412	12.8%	$31.4000	1/15/2013	$1,084,710
D. J. Hovind	66,079	7.6	31.4000	1/15/2013	649,173
M. A. Tembreull	66,498	7.7	31.4000	1/15/2013	653,290
T. E. Plimpton	45,168	5.2	31.4000	1/15/2013	443,739
N. P. Panza	14,989	1.7	31.4000	1/15/2013	147,255

(a)	Options granted in 2003 become exercisable on January 1, 2006. This date may be accelerated in the event of a Change in Control of the Company (as defined in the LTI Plan).

(b)	The number of securities reported reflects the Company’s 50% stock dividend paid to stockholders on February 5, 2004. Pursuant to the terms of the Company’s LTI Plan, the number of shares and the exercise price have been adjusted to reflect the stock dividend. The value of any resulting fractional share was paid in cash.

(c)	Grant Date Present Value dollar amount was calculated using a variation of the Black Scholes option pricing model using the following assumptions: (i) 47.81% expected share price volatility, (ii) 3.21% risk-free rate of return, (iii) an expected dividend yield of 4.39%, (iv) a five-year expected time of exercise.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

      Shown below is information about the exercise of stock options and stock appreciation rights under the LTI Plan by the Named Officers in 2003 and the value of unexercised options on December 31, 2003. Share amounts reflect the Company’s 50% stock dividend paid on February 5, 2004. The value of any resulting fractional share was paid in cash. Pursuant to the terms of the Company’s LTI Plan, the number of shares and the exercise price are adjusted to account for the stock dividend.

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money
	Acquired	Value	Options at FY-End	Options at FY-End
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

M. C. Pigott	0	$0	687,476/389,107	$26,839,768/$11,553,463
D. J. Hovind	95,872	1,950,488	0/224,429 (a)	0/ 6,649,264
M. A. Tembreull	157,792	3,370,267	73,672/224,848	2,813,622/ 6,659,884
T. E. Plimpton	42,000	1,020,512	7,303/131,538	278,910/ 3,852,572
N. P. Panza	23,008	313,172	0/ 51,532	0/ 1,524,799

(a)	Pursuant to the terms of the LTI Plan, D. J. Hovind forfeited 137,980 of the unexercisable options when he retired in January 2004.

LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

      All stock-based awards under the LTI Plan are shown in the Option Grant and Option Exercise tables above. Shown below is information with respect to the contingent cash awards for the 2003-2005 cycles under the LTI Plan:

		Estimated Future Payouts

Name	Performance Period	Threshold	Target	Maximum

M. C. Pigott	1/1/2003 – 12/31/2005	$68,681	$618,750	$1,237,500
D. J. Hovind	1/1/2003 – 12/31/2005	41,105	370,313	740,626
M. A. Tembreull	1/1/2003 – 12/31/2005	41,365	372,656	745,312
T. E. Plimpton	1/1/2003 – 12/31/2005	21,073	253,125	506,250
N. P. Panza	1/1/2003 – 12/31/2005	3,730	84,000	168,000

      Awards are tied to achieving Company, business unit and individual goals over a three-year performance period. Company performance goals are based on the Company’s financial performance relative to a select group of companies with similar business characteristics. Business unit and individual performance goals are based on financial and strategic objectives approved by the Compensation Committee on an individual basis.

      The target amount will be earned if Company financial performance ranks above at least half of the Selected Companies and individual and business unit performance are at 100% of goal. The maximum award amount will be earned if Company financial performance ranks above all the comparison companies and business unit and individual performance are at least 150% of goal. No award will be earned if the Company’s financial performance ranks below 75% of the Selected Companies and business unit and individual performance are below 75% of goal.

PENSION PLAN

      The following table shows the estimated annual retirement benefit payable to participating employees, including the Named Officers, under the Company’s noncontributory retirement plan and Supplemental Retirement Plan:

	Years of Service

Remuneration	15	20	25	30	35

$ 400,000	$86,702	$115,603	$144,504	$173,405	$202,306
1,000,000	221,702	295,603	369,504	443,405	517,306
1,600,000	356,702	475,603	594,504	713,405	832,306
2,200,000	491,702	655,603	819,504	983,405	1,147,306
2,800,000	626,702	835,603	1,044,504	1,253,405	1,462,306

      The Company’s noncontributory retirement plan has been in effect since 1947. The Named Officers participate in this plan on the same basis as other salaried employees. The plan provides benefits based on years of service and salary. The benefit for each year of service, up to a maximum of 35 years, is equal to 1% of salary plus 0.5% of salary in excess of the Social Security Covered Compensation level. Salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes those amounts reported in the “Salary” and “Bonus” columns of the Summary Compensation Table, but it excludes compensation under the LTI Plan. Years of credited service as of December 31, 2003 for the Named Officers are: M. C. Pigott, 25 years; D. J. Hovind, 35 years; M. A. Tembreull, 33 years; T. E. Plimpton, 27 years; and N. P. Panza, 22 years.

      The Company’s unfunded Supplemental Retirement Plan provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula.

      The Pension Plan Table illustrates approximate retirement benefits at age 65, based on single life annuity amounts. The benefit listed is not subject to any deduction for Social Security or other offset amounts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

      Under the supervision of the Compensation Committee, the Company has designed its executive pay programs to provide a direct link between Company performance and executive compensation. These programs have been in use for a number of years. The compensation of executive officers under these programs is determined annually by the Compensation Committee, which is composed exclusively of independent directors.

      The Company believes that its executive compensation package should be sufficient to attract and retain highly qualified executives and should provide meaningful incentives for measurably superior performance. The Company’s executive compensation is comprised of three main components: (i) base salaries; (ii) annual cash bonuses intended to focus maximum effort on achieving profitability, individually assigned objectives, and the highest level of product quality; and (iii) long-term incentives in the form of stock options and cash awards intended to focus efforts on achieving long-term growth in net income, return on sales, and return on capital.

      Base Salaries. Salary surveys, including surveys provided by outside consultants, are used to compare base salaries to comparable positions at companies with which the Company competes for executive talent. These surveys include data from a wide variety of Fortune 500 vehicle manufacturing and other large manufacturing companies, including all of the selected companies described in the LTI Plan discussed below (the “Selected Companies”). The surveys include all of the nine companies which comprise the peer group index used in the performance graph set forth later in this proxy statement. The Committee believes it is important to include companies that make up the peer group index and to also include organizations with which the Company competes in the broader market for executive talent. According to the surveys, the base salaries of the Company’s executive officers, including its Chief Executive Officer, were in the median range of the salaries paid by the companies surveyed.

      Annual Cash Bonuses. Annual cash bonuses may range from 0% up to 96% of the executive officer’s base salary. For the Chief Executive Officer and other Named Officers, bonuses are awarded under the Senior Executive Yearly Incentive Compensation Plan based on Company performance relative to an overall profit goal established annually by the Compensation Committee. The Committee in its sole discretion may reduce or eliminate any award otherwise earned by the Chief Executive Officer or a Named Officer based on an assessment of individual performance. For all other Executive Officers, bonuses are awarded based upon Company performance relative to an overall profit goal approved by the Compensation Committee and the attainment of one or more individual goals approved by the Chief Executive Officer. In general, these goals involve factors such as the financial performance of the business units for which the executive has direct responsibility, profitability or return on investment, as well as non-financial performance criteria such as market share improvement, product quality, new product development, production efficiencies, and similar specific individual assignments. The individual goals are changed annually, and a level of importance is assigned to each goal on a percentage basis. The calculation of the bonus takes into account both the level of achievement and the assigned importance of the goal. The achievement of each goal is determined separately, and no bonus for a specific goal is paid unless at least 70% of that goal is achieved. The bonuses earned in 2003 and paid in 2004 reflect achievement greater than 100% of the Company’s overall profit goal for 2003.

      Long Term Incentives. Given the cyclical nature of the Company’s business, long term incentives are awarded under the LTI Plan based on a three-year performance period and are provided through annual grants of stock options and cash incentives. The Compensation Committee determines a target award for each executive officer, expressed as a percentage of salary at the date the award is granted. The target award is allocated 85% to stock options and 15% to the cash incentive award. Stock options become exercisable at the end of the three-year performance period and are intended to link the interests of key employees directly with stockholders’ interests through increased individual stock ownership. The exercise price of the stock options is the market price at the time of grant.

      A significant portion (25% to 100%) of the long term cash incentive award is based on overall Company performance measured in terms of the Company’s rank in compound growth of net income, return on sales, and return on capital (weighted equally) when compared to the Selected Companies. The list of Selected Companies, which is periodically revised by the Compensation Committee, has been used for this comparison for a number of years. The Selected Companies are chosen because, in the judgment of the Company’s compensation consultants and the Compensation Committee, they are the most directly comparable to the Company in size and nature of business. The Selected Companies include all nine companies that make up the peer group index in the performance graph set forth below.

      The remaining portion of the long term cash incentive award is based upon business unit and individual objectives that involve factors similar to those described above for the annual cash bonus, but are measured over a three-year performance cycle. The cash incentive award is based on the Committee’s evaluation of each executive’s achievement of performance objectives during the preceding three years. The target amount will be earned if the Company’s financial performance ranks above at least half of the Selected Companies (the “Comparative Performance Goal”) and business unit and individual performance are at 100% of goal. The maximum award amount will be earned if the Company’s financial performance ranks above all of the Selected Companies and business unit and individual performance are at least 150% of goal. No award will be earned if the Company’s financial performance ranks below 75% of the Selected Companies and business unit and individual performance are below 75% of goal.

      The cash awards paid in 2003 for the three-year cycle ended in 2002 reflect an achievement greater than 100% of the Comparative Performance Goal. The incentive cash awards for each executive officer for the three-year cycle ended in 2003 had not been determined on the date this proxy statement was prepared.

      Chief Executive Officer’s Compensation. The Chief Executive Officer’s compensation is comprised of the same components as other executives: (i) base salary; (ii) an annual cash bonus; and (iii) a long-term incentive in the form of stock options and a cash award.

      The Chief Executive Officer’s 2003 annual cash bonus was based entirely on the Company’s profit goal. The annual bonus earned in 2003 and paid in 2004 reflects an achievement greater than 100% of the goal for 2003. The cash portion of the long-term incentive was based 100% on the Company’s performance during the three-year cycle as compared to the Selected Companies. For the three-year cycle ended in 2002, Company performance resulted in goal achievement greater than 100% of the Comparative Performance Goal. The incentive cash award for the three-year cycle ended in 2003 had not been determined on the date this proxy statement was prepared.

      The LTI Plan and the SEI Plan are structured to allow the Company to preserve tax deductions for performance-based executive compensation under Section 162(m) of the Internal Revenue Code.

THE COMPENSATION COMMITTEE

G. Grinstein
J. M. Fluke, Jr.
D. K. Newbigging

INDEPENDENT AUDITORS

      Ernst & Young LLP performed the audit of the Company’s financial statements for 2003 and has been selected to perform this function for 2004. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting, and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors has furnished the following report:

      The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of the SEC and NASDAQ Rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. The Audit Committee charter is attached to this proxy statement as Appendix D. The Board of Directors designated John M. Fluke, Jr., as the audit committee financial expert.

      Among the Committee’s responsibilities is the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from the Company. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report (10-K) for the year ended December 31, 2003, and be filed with the Securities and Exchange Commission.

      The Committee approved the engagement of the independent auditors, Ernst & Young LLP, and preapproved the audit-related, tax and other services it provided in 2003. A copy of the Audit Committee Preapproval Policy is attached to this proxy statement as Appendix E. The services provided for the year ended December 31, 2003, and December 31, 2002 are as follows:

	In Millions
	2003	2002

Audit	$2.19	$1.83
Audit-Related	.09	.09
Tax	1.08	1.01
All Other	.01	.05

	$3.37	$2.98

Audit Fees

      In the year ended December 31, 2003, the independent auditors, Ernst & Young LLP, billed the Company $2.19 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, reviews of the financial statements included in the Company’s Forms 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees

      In the year ended December 31, 2003, the independent auditors, Ernst & Young LLP, billed the Company $0.09 million for audit-related professional services. These services include employee benefit plan (pension and 401k) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax

      In the year ended December 31, 2003, the independent auditors, Ernst & Young LLP, billed the Company $1.08 million for tax services, which include fees for tax return preparation for the Company and its expatriate employees and consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees

      In the year ended December 31, 2003, Ernst & Young LLP, billed the Company $.01 million related to other professional services. These services primarily include legal advisory services in Spain and inventory verification services in Mexico.

THE AUDIT COMMITTEE

W. G. Reed, Jr.
J. M. Fluke, Jr.
H. C. Stonecipher
H. A. Wagner

NOMINATING COMMITTEE REPORT

      The Nominating Committee is comprised of three members, each of whom meets the independence requirements of the NASDAQ Rules. The Committee adopted a written charter outlining its responsibilities that was approved by the Board of Directors. The Nominating Committee charter is available at www.paccar.com/corp/finance.asp.

      The Nominating Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. The Committee may also engage the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the independent members of the Board of Directors.

      The Committee has established written criteria for the selection of new directors which are available at www.paccar.com/corp/finance.asp. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions;

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

THE NOMINATING COMMITTEE

J. C. Pigott
G. Grinstein
D. K. Newbigging

STOCKHOLDER RETURN PERFORMANCE GRAPH

      The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of an industry peer group of companies identified in the graph (the Peer Group Index) for the last five fiscal years ending December 31, 2003. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the Peer Group Index provides a better comparison than other indices available. The Peer Group Index includes ArvinMeritor, Inc., Caterpillar Inc., Cummins Inc., Dana Corp., Deere & Co., Eaton Corp., Ingersoll-Rand Co. Ltd., Navistar International Corp., and Oshkosh Truck Corp. The comparison assumes that $100 was invested December 31, 1998, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

STOCKHOLDER PROPOSALS

      The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent of each of the following stockholder proposals upon receipt of written or oral request for such information to the Secretary.

      In accordance with the proxy regulations, the following is the complete text of each proposal exactly as submitted. The Company accepts no responsibility for the proposals.

ITEM 4:     STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLAN

Shareholder Input on a Poison Pill

      RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote. Also once this proposal is adopted, dilution or removal of this proposal is requested to be submitted to a shareholder vote at the earliest possible shareholder election. Directors have discretion to set the earliest election date and in responding to shareholder votes.

      We as shareholders voted in support of this topic:

Year	Rate of Support

2002	48%
2003	42%

      These percentages are based on yes and no votes cast. I believe this level of shareholder support is significant because this support followed our Directors’ objections. I believe these results are more impressive than the raw percentages because greater than 12% of our stock was held by insiders in 2003.(1)

      I believe that the above votes and the additional votes in 2003 for:

Annual Election of Each Director	44% Support
Independent Board Chairman	26% Support

are a sign of shareholder concern that corporate governance status quo is not acceptable at our company.

      The poison pill vote topic also won an overall 60% yes-vote at 79 companies in 2003.(2) I believe our two consecutive votes greater than 40% are a strong signal of shareholder concern. I do not see why our Directors object to this proposal because it gives our Directors the flexibility to overrule our input and then ignore our shareholder vote if our Directors seriously believe they have a good reason.

Poison Pill Negative

      “That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.”

      Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

      Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

      Source: Wall Street Journal, Feb. 24, 2003, Special 12-page “Corporate Governance” opinion section.

Diluted Stock

      “There are often reasons that hostile takeovers should fail. But anti-democratic schemes to flood the market with diluted stock are not one of them.”

      Source: The Motley Fool

      (1) “Key Statistics for PACCAR INC., Yahoo! Finance, http://finance.yahoo.com/q/k?s=PCAR.
      (2) IRRC (Investor Responsibility Research Center) Corporate Governance Bulletin, June — Sept. 2003.

Like a Dictator

      “[Poison pills] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.’ ” T. J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years.

Council of Institutional Investors Recommendation

      The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for shareholder approval of poison pills.(3)

Shareholder Input on a Poison Pill     Yes on 4

BOARD OF DIRECTORS’ RESPONSE

      THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

      The Board of Directors maintains a shareholder rights plan (poison pill) to ensure that the Company’s stockholders will receive fair value for their investment in the Company in the event of a change in control or takeover. Similar rights plans (poison pills) have been adopted by a majority of the corporations included in the Fortune 500.

      The Board initially adopted a shareholder rights plan in December 1989. The Board adopted a new rights plan that became effective in February 1999 (the Rights Plan). The Rights Plan was renewed because the Board believes the Rights Plan safeguards the interests of the stockholders.

      The Rights Plan encourages potential acquirers to negotiate in good faith directly with the Board, which is in the best position to evaluate the adequacy and fairness of proposed offers, and to negotiate on behalf of all stockholders.

      The Rights Plan is designed to protect stockholders against potential abuses during the takeover process, such as “creeping” acquisitions of the Company’s stock in the open market, hostile tender offers made at less than full and fair price, partial tender offers that discriminate among stockholders, and other abusive practices that can be used to deprive all stockholders of the ability to get a full and fair price for all of their shares.

      The Rights Plan is not intended to and will not prevent a takeover on terms determined by the Board to be fair and equitable to all stockholders, nor is it intended as a deterrent to a stockholder’s initiation of a proxy contest. If the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all stockholders, the Plan provides that the Board may redeem the Rights Plan.

      Delaware law imposes a fiduciary duty on the Board to act in the best interests of the Company’s stockholders and to oppose unfair takeover offers. Courts have recognized that rights plans are a useful and legitimate tool available to directors in fulfilling these fiduciary responsibilities to stockholders. The Company’s directors’ fiduciary duties and governance responsibilities to the Company’s stockholders are paramount when evaluating the merits of any acquisition proposal.

      The Board believes that the adoption or extension of a stockholder rights plan is within the scope of responsibilities of the Board, acting on behalf of the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

ITEM 5:	STOCKHOLDER PROPOSAL REGARDING PERFORMANCE-BASED RESTRICTED STOCK GRANTS

      Resolved, that the shareholders of PACCAR Inc (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize

      (3) Council of Institutional Investors Corporate Governance Policies, updated September 4, 2003.

performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1) Operational Performance Measures — The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting — A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3) Dividend Limitation — No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4) Share Retention — In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

      The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

      Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

      We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

      Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

      We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

BOARD OF DIRECTORS’ RESPONSE

      THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 5 FOR THE FOLLOWING REASONS:

      PACCAR’s executive long term compensation program is designed to provide a direct link between Company performance and executive compensation. The Board believes that PACCAR’s existing program of stock options and performance-based cash awards is properly designed and appropriately aligns the interests of executives with those of PACCAR stockholders.

      Many of the Proponent’s suggestions for executive compensation already exist in PACCAR’s executive compensation program. For example:

•	Under PACCAR’s Long Term Incentive Plan (LTI Plan), 100% of the three-year performance-based cash award for four of the five Named Officers is based on objective measures of Company performance versus a peer group as described in the LTI Plan.

•	PACCAR stock options have a three-year vesting cycle and are awarded at fair market value on the date of grant. An executive who is no longer a participant in the LTI Plan forfeits unvested options.

•	No dividend or voting rights attach to unexercised stock options.

      Effective in 2003, PACCAR accounts for its stock options as an expense. Thus, the cost of stock options to stockholders is similar to that of restricted stock.

      PACCAR grants stock options with an exercise price equal to the fair market value on the date the stock option is granted which aligns the interests of executives and stockholders. Executives do not receive any benefit unless the stock price increases above the grant price. In contrast, the holders of performance-based restricted stock benefit even if the stock price falls below the fair market value on the date the stock option is granted.

      PACCAR’s return to stockholders has exceeded the returns of the S&P 500 Index for the past one-, five- and ten-year periods. PACCAR has generated a net income for 65 consecutive years and has paid cash dividends to stockholders since 1941. The Board of Directors believes PACCAR stockholders are best served by continuing the existing executive long term compensation program of stock options and performance-based cash awards. PACCAR shareholders have benefited from the Company’s superior performance and the rigorous application of the proven long-term stock option plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2005

      A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 15, 2004, to be considered for inclusion in the proxy materials for the Company’s 2005 Annual Meeting of Stockholders.

      For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Sec. 5) provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address, and number of shares of the Company beneficially owned, a description of the desired business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and other information stated in the Bylaws.

      The Company’s Bylaws (Art. III, Sec. 6) provide that nominations for director by a stockholder must be received by the Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address, and number of shares of the Company beneficially owned, and it must specify certain information relating to the nominee as required under Regulation 14A under the Securities Exchange Act of 1934.

      A copy of the pertinent Bylaw provision is available on request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

      The Company knows of no other business likely to be brought before the meeting.

J. M. D’Amato
Secretary

March 15, 2004

APPENDIX A

(Proposed Amendment)

      Fourth: The Corporation is authorized to issue 401,000,000 shares of stock of all classes, consisting of 400,000,000 shares of common stock having a par value of $1.00 per share and 1,000,000 shares of preferred stock having no par value. Each holder of record of shares of common stock shall be entitled to one vote for each share of stock outstanding in his name of record on the books of the Corporation. The holders of shares of preferred stock shall have no vote other than as may be provided by resolution of the Board of Directors. Other than as here expressly provided, the Board of Directors of the Corporation is expressly granted the authority to fix by resolution or resolutions, the voting power, designations, preferences and relative participating optional or other special rights and the qualifications, limitations or restrictions thereof in respect of any class or classes of stock or any shares of any class of stock of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware.

A-1

APPENDIX B

(Current Article)

      Fourth: The Corporation is authorized to issue 201,000,000 shares of stock of all classes, consisting of 200,000,000 shares of common stock having a par value of $1.00 per share and 1,000,000 shares of preferred stock having no par value. Each holder of record of shares of common stock shall be entitled to one vote for each share of stock outstanding in his name of record on the books of the Corporation. The holders of shares of preferred stock shall have no vote other than as may be provided by resolution of the Board of Directors. Other than as here expressly provided, the Board of Directors of the Corporation is expressly granted the authority to fix by resolution or resolutions, the voting power, designations, preference and relative participating optional or other special rights and the qualifications, limitations or restrictions thereof in respect of any class or classes of stock or any shares of any class of stock of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware.

B-1

APPENDIX C

PACCAR Inc

RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

1.     Purpose of the Plan

The COMPANY has established this PLAN to provide NON-EMPLOYEE DIRECTORS with financial incentives to promote the success of the COMPANY’S long-term business objectives, and to encourage qualified persons to accept nominations as a NON-EMPLOYEE DIRECTOR. The PLAN is unfunded and benefits are payable in the form of shares of PACCAR COMMON STOCK or cash.

2.     Definitions

      (a) BOARD OF DIRECTORS means the Board of Directors of PACCAR Inc

      (b) COMMITTEE means the Executive Committee of the BOARD OF DIRECTORS or any successor to such committee.

      (c) COMMON STOCK means common shares of PACCAR Inc with $1.00 par value and any class of common shares into which such common shares hereafter may be converted.

      (d) COMPANY means PACCAR Inc, a Delaware corporation.

      (e) DEFERRED ACCOUNTS means either the unfunded Stock Unit or Income Account maintained by the COMPANY into which a NON-EMPLOYEE DIRECTOR may defer payment of his or her cash compensation (retainer and fees) for service as a COMPANY DIRECTOR.

      (f) FAIR MARKET VALUE means the closing price of the COMMON STOCK on NASDAQ reported for the date specified for determining such value.

      (g) GRANT DATE means the date each year that NON-EMPLOYEE DIRECTORS receive a grant of RESTRICTED STOCK.

      (h) GRANTEE means the NON-EMPLOYEE DIRECTOR receiving the RESTRICTED STOCK or his legal representative, legatees, distributees, or alternate payees, as the case may be.

      (i) MANDATORY RETIREMENT means retirement as a DIRECTOR at age seventy-two (72) or at such other age as may be specified in the bylaws for the BOARD OF DIRECTORS in effect at the time of a NON-EMPLOYEE DIRECTOR’S TERMINATION.

      (j) NON-EMPLOYEE DIRECTOR means a member of the COMPANY’S BOARD OF DIRECTORS who is not a current employee of the COMPANY.

      (k) PLAN means this PACCAR Inc Restricted Stock and Deferred Compensation Plan for Non-Employee Directors as it may be amended from time to time, or any successor plan that the COMMITTEE or BOARD OF DIRECTORS may adopt from time to time with respect to the grant of DIRECTOR RESTRICTED STOCK or other stock-based grants.

      (l) RESTRICTED STOCK means COMMON STOCK that may not be sold, transferred, or otherwise disposed of by the GRANTEE except under such circumstances as may be specified by the COMMITTEE.

      (m) TERMINATION occurs when a NON-EMPLOYEE DIRECTOR ceases to be a member of the BOARD OF DIRECTORS.

3.     Participation

Each NON-EMPLOYEE DIRECTOR of the COMPANY shall be a participant in the PLAN during his tenure as a DIRECTOR.

4.     Awards of Restricted Stock

      (a) On (January 1, 2004) and on the first business day of each calendar year thereafter for the duration of the PLAN (the GRANT DATE), each person who is a NON-EMPLOYEE DIRECTOR shall receive a grant of RESTRICTED STOCK in an amount to be determined in accordance with the following formula: the number of shares of RESTRICTED STOCK granted to each NON-EMPLOYEE DIRECTOR each calendar year shall be determined by (i) dividing sixty thousand dollars ($60,000) by the FAIR MARKET VALUE of the COMMON STOCK on the GRANT DATE, and (ii) rounding the resulting number up to the nearest whole share.

      (b) Shares of RESTRICTED STOCK shall become unrestricted on the third anniversary of the applicable GRANT DATE subject to the provisions of Section 10. Shares of RESTRICTED STOCK may not be resold or otherwise transferred by a GRANTEE until such shares become unrestricted in accordance with the provisions of this Section 4(b).

      (c) Each RESTRICTED STOCK grant shall be evidenced by a written RESTRICTED STOCK GRANT AGREEMENT that shall be executed by the GRANTEE and an authorized COMPANY representative which shall indicate the date of the RESTRICTED STOCK award, the number of shares of COMMON STOCK awarded, and contain such terms and conditions as the COMMITTEE shall determine with respect to such RESTRICTED STOCK grant consistent with the PLAN.

5.     Shares of Stock Subject to the Plan

There shall be reserved for use under the PLAN (subject to the provisions of Section 8 hereof) a total of 487,500 shares of COMMON STOCK, which shares may be authorized but unissued shares of COMMON STOCK, treasury shares, or issued shares of COMMON STOCK that shall have been reacquired by the COMPANY.

6.     Dividend, Voting, and Other Shareholder Rights

Except as otherwise provided in the PLAN, each GRANTEE shall have all of the rights of a shareholder of the COMPANY with respect to all outstanding shares of RESTRICTED STOCK registered in his name, including the right to receive dividends and other distributions paid or made with respect to such shares and the right to vote such shares.

7.     Deferral of Compensation

In addition to the grant of RESTRICTED STOCK a NON-EMPLOYEE DIRECTOR may elect, on or before December 31 of any year, to defer payment of at least 25% of the cash compensation to be paid to the NON-EMPLOYEE DIRECTOR for services as a COMPANY director during the following calendar year. Before the term of a new NON-EMPLOYEE DIRECTOR begins, he may elect to defer payment for the remainder of the first calendar year of his term.

Each participating NON-EMPLOYEE DIRECTOR may elect to have all or a portion of his cash compensation placed into one or both of two unfunded accounts maintained by the COMPANY (hereafter DEFERRED ACCOUNTS).

      (a) Stock Unit Account. The initial account balance will be equal to the number of shares of COMMON STOCK that the amount deferred could have purchased at the FAIR MARKET VALUE on the date the NON-EMPLOYEE DIRECTOR’S cash compensation is payable. Thereafter any dividends earned will be treated as if those dividends had been invested in additional shares of COMMON STOCK at the FAIR MARKET VALUE on the date the dividend is payable. Payment from the PACCAR Stock Unit Account will be in shares of COMMON STOCK from those authorized under Section 5 of this PLAN. Fractional shares will be paid in cash.

      (b) Income Account. Interest shall accrue on the balance in the account commencing as of the date the NON-EMPLOYEE DIRECTOR’S cash compensation is payable. Interest is credited at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding calendar quarter as reported in Moody’s Bond Record. Interest is compounded quarterly.

8.     Adjustments to the Number or Value of Shares of Common Stock

If there are any changes in the number or value of shares of COMMON STOCK by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, or other events that increases or decreases the number or value of issued and outstanding shares of COMMON STOCK, the BOARD OF DIRECTORS or COMMITTEE may make such adjustments as it shall deem appropriate, in order to prevent dilution or enlargement of rights. This provision does not, however, authorize the delivery of a fractional share of COMMON STOCK under the PLAN.

9.     Non-Transferability

Shares of RESTRICTED STOCK and any DEFERRED ACCOUNTS shall not be assigned, attached, or otherwise subject to any creditor’s process or transferred by the GRANTEE except by will or the laws of descent and distribution, or pursuant to a trust created for the benefit of the NON-EMPLOYEE DIRECTOR or his family or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code, Title I of ERISA or the rules thereunder. The restrictions set forth in Section 4(b) shall apply to the shares of RESTRICTED STOCK in the hands of the trustee or NON-EMPLOYEE DIRECTOR’S former spouse.

10.     Termination of Status as a Non-Employee Director

      (a) In the event of a TERMINATION by reason of MANDATORY RETIREMENT, disability, or death all shares of RESTRICTED STOCK held by the GRANTEE shall become fully vested, notwithstanding the provisions of Section 4(b) hereof, and the GRANTEE (or the GRANTEE’S estate or a person who acquired the shares of RESTRICTED STOCK by bequest or inheritance) shall have the right to resell or transfer such shares at any time.

      (b) In the event of a TERMINATION for any reason other than those specified in subparagraph (a) above, any shares of RESTRICTED STOCK granted hereunder shall be forfeited and the GRANTEE shall return to the COMPANY for cancellation any stock certificates representing such forfeited shares which shall be deemed to be canceled and no longer outstanding as of the date of TERMINATION; and from and after the date of TERMINATION, the GRANTEE shall cease to be a shareholder with respect to such forfeited shares and shall have no dividend, voting, or other rights with respect thereto.

      (c) Upon TERMINATION for any reason, any balance in the deferred Stock Unit Account in Section 7(a) will be paid in shares of COMMON STOCK. Payment from the Income Account in Section 7(b) will be paid in a lump sum or, if the NON-EMPLOYEE DIRECTOR elects, in quarterly, semi-annual, or annual installments over a period not in excess of 15 years.

      (d) Notwithstanding the provisions of subparagraphs (a) through (c) above, the BOARD OF DIRECTORS may, in its sole discretion, establish different terms and conditions pertaining to the effect of TERMINATION to the extent permitted by applicable federal and state law.

11.     Change in Control

Upon the occurrence of a change in control of the Company, all time periods relating to shares of RESTRICTED STOCK becoming unrestricted shall be accelerated so that all such shares immediately become unrestricted. Any DEFERRED ACCOUNTS will be payable within 30 days of the change in control in a lump sum.

12.     Plan Administration

The PLAN will be administered by the Executive Committee of the BOARD OF DIRECTORS (the COMMITTEE). The COMPANY will pay all costs of administration of the PLAN. The COMMITTEE shall have sole discretion to interpret the PLAN, amend and rescind rules relating to its implementation and make all determinations necessary for administration of the PLAN. Any determination, decision, or action of the COMMITTEE in connection with the interpretation, administration, or application of the PLAN shall be final, conclusive, and binding on all persons. The COMMITTEE may employ consultants or other persons and rely upon their advice. All elections taken and all determinations made by the COMMITTEE in good faith shall be final and binding upon all GRANTEES, the COMPANY, and all interested persons. No member of the COMMITTEE shall be personally liable for any action, determination, or interpretation made in good faith with respect to the PLAN.

The COMMITTEE may make such amendments or modifications in the terms and conditions of any grant of RESTRICTED STOCK as it may deem advisable, or cancel or annul any grant of RESTRICTED STOCK, provided, however, that no such amendment, modification, cancellation or annulment may, without the consent of the GRANTEE, adversely affect his rights with respect to such grant.

13.     Tax Withholding

To the extent required by law, the GRANTEE may make such arrangements satisfactory to the COMPANY to satisfy any tax withholding or employment tax obligations resulting from the grant of RESTRICTED STOCK.

14.     Amendment and Termination of the Plan

The BOARD OF DIRECTORS or the COMMITTEE may at any time suspend, terminate, modify or amend the PLAN in any respect; provided, however, shareholder approval of any PLAN amendment shall be obtained only if required by law or the requirements of any stock exchange on which the COMMON STOCK is listed or quoted. No suspension, termination, modification, or amendment of the PLAN may, without the consent of the GRANTEE, adversely affect his rights with respect to the RESTRICTED STOCK granted to such GRANTEE or his DEFERRED ACCOUNTS.

15.     Beneficiary Designation

Each NON-EMPLOYEE DIRECTOR may designate a beneficiary for each outstanding grant of RESTRICTED STOCK and for payment of his DEFERRED ACCOUNTS in the event of his death. If no beneficiary is designated or the beneficiary does not survive the NON-EMPLOYEE DIRECTOR, the award shall be made to the NON-EMPLOYEE DIRECTOR’S surviving spouse or, if there is none, to his estate.

16.     Effective Date of the Plan and Duration

This PLAN, as amended, will become effective January 1, 2004 upon approval by the shareholders of the COMPANY and will remain in effect until terminated by the COMMITTEE or the BOARD OF DIRECTORS.

APPENDIX D

PACCAR Inc

Audit Committee Charter

I.     Statement of Purpose

      The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility by monitoring (i) the integrity of the Company’s financial statements and financial reporting process; (ii) the performance of the internal audit function; (iii) the engagement of the independent auditors and the independent auditors’ qualifications, objectivity, independence and performance; and (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures.

II.     Organization

      A. Charter. At least annually, the Committee shall review this charter and any proposed changes shall be submitted to the Board of Directors for approval.

      B. Members. The members of the Committee shall be appointed by the Board of Directors and shall number at least three. The Board of Directors shall also designate one of the members to be chairman. The members of the Committee shall meet the independence, experience and expertise requirements of the National Association of Securities Dealers (“NASD”) and applicable law.

      C. Meetings. In planning meetings, the Committee shall ensure that sufficient opportunities exist for members to meet separately in executive session with the independent auditors, the head of the internal audit staff, and with management. A quorum at any Committee meeting shall be a majority of the members. Any decision or action of the Committee reduced to writing and signed by all of the members of the Committee shall be as effective as if it had been made at a meeting duly called and held.

III.     Responsibilities

      The principal responsibilities of the Audit Committee are:

      A. Engagement of Independent Auditors. The Committee shall have the ultimate authority to select, evaluate and, where appropriate, replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of any disagreements with management) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

      The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services under applicable law, which are approved by the Audit Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members, including the authority to grant preapprovals of audit and permitted non-audit services, provided such approval actions shall be reported to the full Committee at its next scheduled meeting.

      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

      The Committee shall make regular reports to the Board.

      B. Determination as to Independence and Performance of Independent Auditors. The Committee shall receive periodic written reports from the independent auditors as required by the Independence Standards Board Standard 1 (or any successor regulation) regarding the auditor’s independence and delineating all relationships between the Company and the auditor. The report shall be provided annually, and the Committee shall take appropriate action to satisfy itself of the auditor’s independence. The Committee shall review the performance of the Company’s independent auditors annually. In doing so, the Committee shall consult with management and the head of the internal audit staff. The Committee also shall obtain and review a report by the independent auditors describing their internal control procedures, issues raised by their most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of the independent auditors.

      C. Performance of Internal Auditors. The Committee shall annually review the experience and qualifications of the senior members of the internal auditor staff and the quality control procedures of the internal auditors.

      D. Audits by Internal and Independent Auditors. The Committee shall discuss with the head of the internal audit staff and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may impact the effectiveness and timeliness of such audits. The Committee shall review with management and the independent auditors management’s annual internal control report, including any attestation made by the independent auditors. Management and the head of the internal audit staff shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

      E. Review of Disclosure Controls and Procedures. The Committee shall periodically review with management the Company’s disclosure controls and procedures, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

      F. Review of Annual SEC Filings. The Committee shall review with management and the independent auditors the financial information to be included in the Company’s Annual Report on Form 10-K, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K.

      G. Review of Quarterly SEC Filings and Other Communications. The Committee may review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and may discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards.

      H. Review of Certain Matters with Internal and Independent Auditors. Periodically the Committee shall review with management and the independent auditors critical accounting policies and practices, significant financial reporting issues and judgments made in connection with preparation of the Company’s financial statements, the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

      I. Consultation with Independent Auditors. The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise, material alternative treatment of financial information discussed with management, the ramifications of the use of such alternative disclosures and the auditor’s preferred treatment, and any material written communications with management.

      J. Preparation of Report for Proxy Statement. The Committee shall produce the report required to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

      K. Policies for Employment of Former Audit Staff. The Committee shall approve guidelines for the Company’s hiring of former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

      L. Establishment of “Whistleblowing” Procedures. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting matters, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      M. Review of Legal and Regulatory Compliance. The Committee shall periodically review with management and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code(s) of Business Conduct and Ethics. The Committee shall also meet periodically with the General Counsel of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

      N. Review of Certain Transactions with Directors and Related Parties. The Committee shall review and approve any related party transactions.

      O. Compliance with Code of Business Conduct and Ethics. The Committee shall review annually a summary of compliance with the Company’s code of business conduct and ethics code.

      P. Access to Records, Consultants and Others. The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) to retain and determine compensation for outside legal, accounting or other consultants to advise the Committee; and (iii) to request any officer or employee of the Company, or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      Q. Procedures. The Committee shall adopt such procedures as appropriate to carry out its responsibilities pursuant to this Charter and such other duties delegated by the Board from time to time.

April 22, 2003

APPENDIX E

PACCAR Inc Audit Committee Pre-Approval Policy

I.     Statement of Principles

      The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

      The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The amounts approved for such services will be documented in the minutes of the Audit Committee meeting and adjusted for any supplemental specific pre-approvals. The term of any pre-approval is for the designated calendar year, unless the Audit Committee specifically provides for a different period. At the request of the Audit Committee, Management will provide an update of actual fees incurred, plus an estimate of fees to be incurred for the remainder of the approval period. The Audit Committee will periodically revise the list of pre-approved services based on subsequent determinations.

II. Delegation

      The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III. Audit Services

      The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit Committee approval is required for any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

      In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for Other Audit services, as described in Appendix A, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services outlined in Ernst & Young’s signed annual engagement letter. All Other Audit services not listed in the engagement letter must receive general pre-approval or be separately pre-approved by the Audit Committee.

IV. Audit-Related Services

      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of PACCAR Inc’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee.

V. Tax Services

      The Audit Committee believes that the independent auditor can provide Tax services to PACCAR Inc such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit

Committee has pre-approved the Tax services listed in Appendix C. All Tax services involving large and complex transactions not listed in Appendix C must be separately pre-approved by the Audit Committee.

VI. All Other Services

      The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Audit Committee.

      A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Pre-Approval Fee Levels

      Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII. Supporting Documentation

      With respect to each service proposed for pre-approval, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee upon request, regarding the specific services provided or to be provided.

IX. Procedures

      Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Vice President-Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

PACCAR Audit Committee

William G. Reed, Jr., Chairman
John M. Fluke, Jr.
Harry C. Stonecipher
Harold A. Wagner

October 8, 2003

Appendix A

Pre-Approved Other Audit Services for Fiscal Year 2003

•	Statutory audits or financial audits for subsidiaries or affiliates of PACCAR Inc

•	Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

•	Consultations by PACCAR Inc’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit- related” services rather than “audit” services)

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2003

•	Due diligence services pertaining to potential business acquisitions/dispositions

•	Financial statement audits of employee benefit plans

•	Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

•	Internal control reviews and assistance with internal control reporting requirements

•	Consultations by PACCAR Inc’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

•	Attest services not required by statute or regulation

Appendix C

Pre-Approved Tax Services for Fiscal Year 2003

•	U.S. federal, state and local tax planning and advice

•	U.S. federal, state and local tax compliance

•	International tax planning and advice

•	International tax compliance

•	Review of federal, state, local and international income, franchise, and other tax returns

Appendix D

Pre-Approved All Other Services for Fiscal Year 2003

•	None

Exhibit 1

Prohibited Non-Audit-Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client(1)

•	Financial information systems design and implementation[1]

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports[1]

•	Actuarial services[1]

•	Internal audit outsourcing services[1]

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

1	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

From I-405 take the N.E. 8th Street Exit, head west.
Turn left on 110th Avenue N.E. (heading south).
Turn left on N.E. 6th Street (heading east).

Parking garage entrance is on N.E. 6th Street.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 27, 2004
10:30 a.m.

Meydenbauer Center
11100 N.E. 6th Street
Bellevue, Washington 98004

Stockholders who consented to access the PACCAR 2003 Annual Report and 2004 Proxy Statement electronically rather than receive paper copies in the mail may view these documents by visiting www.PACCAR.com/corp/finance.asp.

If you would like to access the proxy materials electronically in the future, please visit www.econsent.com/pcar/ and follow the instructions.

777 — 106th Avenue N.E. Bellevue, WA 98004	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 27, 2004.

The shares of common stock you hold of record on March 1, 2004, will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3 and “AGAINST” Items 4 and 5. By signing the proxy, you revoke all prior proxies and appoint Mark C. Pigott, and Gerald Grinstein, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

Shares credited to the undersigned in the PACCAR Inc Savings Investment Plan (SIP) will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 26, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/pcar/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 26, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PACCAR Inc, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote “FOR” Item 1.

1.	Election of directors:	01 02	David K. Newbigging Harry C. Stonecipher	03	Harold A. Wagner	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ê      Please fold here     ê

The Board of Directors Recommends a Vote “FOR” Items 2 and 3 and “AGAINST” Items 4 and 5.

2.	Amend Certificate of Incorporation to increase authorized shares to 400 million	☐	For	☐	Against	☐	Abstain

3.	Approve amendments to Restricted Stock and Deferred Compensation Plan for Non-Employee Directors	☐	For	☐	Against	☐	Abstain

4.	Stockholder proposal regarding the Company’s Shareholder Rights Plan	☐	For	☐	Against	☐	Abstain

5.	Stockholder proposal regarding performance-based restricted stock	☐	For	☐	Against	☐	Abstain

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
  WILL BE VOTED FOR ITEMS 1, 2 & 3 and AGAINST ITEMS 4 and 5.

Date

  Address Change? Mark Box ☐ Indicate changes below:

Signature(s) in Box
Please sign exactly as name(s) appears in type. If shares are held by joint owners, all persons must sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.